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                                                                    EXHIBIT 99.1


                             [M-WAVE PRESS RELEASE]


FRB | WEBER SHANDWICK
    | FINANCIAL COMMUNICATIONS




AT THE COMPANY:                            AT FRB|WEBER SHANDWICK
Paul Schmitt                               Jeff Wilhoit       Lisa Fortuna
Chief Financial Officer                    General Info       Analysts/Investors
(630) 860-3560                             (312) 640-6757     (312) 640-6779

FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 3, 2002

          M-WAVE EXPECTS THIRD QUARTER REVENUE AT $3.5 TO $4.0 MILLION,
                COMPANY NOTIFIED OF POSSIBLE DELISTING BY NASDAQ
                           COMPANY SIGNS NEW CONTRACT

BENSENVILLE, ILL., OCTOBER 3, 2002--M-WAVE, INC. (NASDAQ: MWAV), a value added service provider of high performance circuit boards used in a variety of digital and high frequency applications, announced today that the Company expects revenues to be between $3,500,000 and $4,000,000 for the third quarter ending September 30, 2002.

Joseph A. Turek, M~Wave's chairman and Chief executive officer, said, "Although our third quarter has been difficult due to the continued downturn in the telecom market, it is a turning point where we believe our digital printed circuits supplied to the industrial electronics market will be an increasingly important growth vehicle for our company going forward. The industrial electronics market continues to be stable and we are seeing increased bookings compared to last quarter."

M-Wave also announced today the signing of a new Supply Chain Management Agreement under its program of Virtual Manufacturing with Lectronics, Inc. of Saline, Michigan. The contract was signed for a three-year period. M-Wave expects to ship approximately $750,000 per year. The products supplied to this customer represent single sided to 6-layer printed circuit board technology in industrial electronics and consumer type applications. Lectronics is a contract manufacturer of printed circuit board assemblies.

"M-Wave has signed ten new agreements to date which the Company expects to represent approximately $12,000,000 in revenues for 2002," indicated Mr. Turek. "Virtual Manufacturing contractually supplies the printed circuit needs of our customer by managing the complete procurement process. We utilize a global base of suppliers that allows our customers to benefit from lower worldwide manufacturing prices. We deliver products when the customer needs them through either consignment inventory control or just-in-time programs. And, we reinforce our quality policy with a money-back guarantee for boards and components. To our knowledge, no other company offers the price, delivery, and quality benefits of our Virtual Manufacturing program."

Mr. Turek went on to say, "We used the slower third quarter to consolidate operations into our new 50,000 square foot facility in West Chicago, IL. We were able to close our Bensenville facility, reduce staff and create an efficient operation in one building. We are now producing more products with less labor, increased yields and improved on time delivery. We worked closely with the Chicago Manufacturing Center and a grant by the state of Illinois to improve our efficiency. It is great programs like these that help us to compete effectively in the global marketplace."




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M-WAVE
ADD 1


M-Wave also announced today that it has been notified by Nasdaq National Market that the Company's common stock has not maintained a minimum market value of publicly held shares of $5,000,000 as required for inclusion by Marketplace Rule. The Company has until December 23, 2002 to regain compliance. If compliance with this Rule cannot be demonstrated by December 23, 2002, the Company's securities will be delisted. At that time the Company may appeal to a Listing Qualification Panel or apply to transfer is securities to the Nasdaq SmallCap Market. To transfer, the Company must satisfy the continued inclusion requirements for that market.

The Company expects to release earnings on October 29, 2002 and plans to have its quarterly conference call on Wednesday, October 30, 2002 at 10:00 am CDST. The details of the call will be announced at a later date.

About M-Wave:

         Established in 1988 and headquartered in the Chicago suburb of West Chicago, Ill., M-Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers like Lucent Technologies and Motorola, Inc. with its patented bonding technology, Flexlink IITM and its supply chain management program called Virtual Manufacturing. The Company trades on the Nasdaq National market under the symbol "MWAV". Visit the Company on its web site at www.mwav.com.

         This news release contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgement on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: dependence on suppliers and subcontractors for circuit board components; successful award of contracts under bid; a highly competitive environment; design and production delays; cancellation or reductions of contract orders; effective utilization of existing and new manufacturing resources; pricing pressures by key customers; and other factors detailed in the Company's Securities and Exchange Commission filings.